Exhibit 99.1

     FOR IMMEDIATE RELEASE

A. SCHULMAN REVISES EARNINGS GUIDANCE FOR
FISCAL 2004 FOURTH QUARTER

AKRON, Ohio – October 4, 2004 – A. Schulman Inc. (Nasdaq: SHLM) announced today that net income for its fourth quarter ended August 31, 2004 is expected to be less than $0.10 per common share after restructuring and other charges, compared with the Company’s previous guidance of at least $0.20 per common share. Net income for last year’s fourth quarter was $0.02 per share, including restructuring charges of $4.5 million and income of $0.7 million, net of tax, from the settlement of an insurance claim in Europe.

The primary reasons for the shortfall in earnings in the fourth quarter of 2004 were restructuring and other charges at the Company’s Nashville, Tennessee plant and lower than expected earnings in North America and Europe.

The Company reduced capacity at its Nashville facility in the first half of August 2004. Two manufacturing lines were closed in order to balance capacity with current and future demand. In addition, the workforce was reduced in line with the capacity reduction.

Earnings in Europe were significantly lower than forecast for the month of August 2004. Weak earnings in both Europe and North America resulted from gross profit margins that were less than anticipated because of margin pressures due to the higher cost of raw materials resulting from sharp increases in the prices of energy. In addition, there was a lag in passing on the higher costs of raw materials through increases in selling prices.

A. Schulman will announce its fiscal 2004 fourth-quarter and full-year results on October 19, 2004.

About A. Schulman Inc.
 Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 12 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2003, were approximately $1.1 billion. Additional information about A. Schulman can be found at www.aschulman.com.

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Forward-Looking Statements
 Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care; and

•	The outcome of any legal claims known or unknown.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

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